SECURITIES AND EXCHANGE COMMISSION
                       Washington, D. C.  20549

                               Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (date of earliest event reported):  September 3, 1996

                       Mallon Resources Corporation
        (exact name of registrant as specified in its charter)

Colorado                    0-17267              84-1095959
(State or other            (Commission         (I.R.S. Employer
jurisdiction               File Number)        Identification No.)
of incorporation)

999 18th Street, Suite 1700, Denver, Colorado         80202
(address of principal executive offices)            (zip code)

Registrant's telephone number, including area code: (303)293-2333 not applicable
(former name or former address, if changed since last report)


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Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued two press releases, one dated September 3 and one dated September 6, 1996, the texts of which were, respectively, as follows:

Mallon Resources Corporation (Nasdaq: "MLRC"), reported today that shares of Laguna Gold Company's Common Stock have commenced trading on the Canadian Inter-Dealer Network, under the trading symbol "LAGU." The Company also reported that Laguna's Common Stock has been conditionally approved for listing on The Toronto Stock Exchange under the trading symbol "LGC," but that its listing on that exchange will not occur before September 12.

Laguna Gold Company is a Denver-based mining company engaged in the exploration for and development of precious metals in Costa Rica.
Mallon's 14.4 million Laguna shares represent approximately 57% of Laguna's issued and outstanding common shares.

Mallon's oil and gas operations, located primarily in the western United States, are conducted by its wholly-owned subsidiary, Mallon Oil Company. Mallon is headquartered in Denver, Colorado. Mallon's common stock is listed on the Nasdaq National Market System under the trading symbol "MLRC."

AND

Mallon Resources Corporation (Nasdaq: "MLRC") reported that its shareholders overwhelmingly approved a 4 to 1 reverse split of the Company's Common Stock. At a Special Meeting of Shareholders, the vote was 5,072,805 shares for the reverse split, and 161,352 shares against. The reverse split will be effective at the close of market on September 9, 1996, at which time each 4 outstanding shares of the Company's Common Stock will be automatically converted into 1 outstanding share of the Company's Common Stock.

Mallon's oil and gas operations, located primarily in the western United States, are conducted by its wholly-owned subsidiary, Mallon Oil Company. Mallon also owns 14.4 million shares of common stock in Laguna Gold Company, a company engaged in the exploration for and development of gold and silver in Costa Rica. Laguna common shares are traded on the Canadian Inter-Dealer Network under the symbol "LAGU", and have been conditionally approved for listing on the Toronto Stock Exchange under the symbol "LGC" for approximately September 12, 1996. Mallon is headquartered in Denver, Colorado. Mallon's Common Stock is quoted on the Nasdaq National Market under the symbol "MLRC."

Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               Mallon Resources Corporation


September 9, 1996              ___/s/ Roy Ross______________________
                               Roy K. Ross, Executive Vice President


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